Exhibit 10.5

EMPLOYMENT AGREEMENT
AGREEMENT by and between State Street Corporation, a Massachusetts corporation (the “Company”), and Michael W. Bell (the “Executive”), dated as of the 17th  day of June, 2013.
The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 3) of the Company. The Board believes that it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company Group (as defined in Section 1) currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be addressed appropriately. Therefore, in order to accomplish these objectives, the Board caused the Company to enter into this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1. Certain Definitions. For purposes of this Agreement, including, without limitation, Sections 5 and 6, the terms described in Sections 1(a), 1(b) and 1(c) shall have the meanings set forth therein:
(a)     The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company Group is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.
(b)    The “Change of Control Period” shall mean the period commencing on the date hereof and ending on December 31, 2014; provided, however, that commencing on December 31, 2013, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.
(c)    The “Company Group” shall mean the Company and any company controlled by, controlling or under common control with the Company.
2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:
(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or
(b)    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
3. Employment Period. The Company hereby agrees to continue the Executive in the employ of the Company Group, and the Executive hereby agrees to remain in the employ of the Company Group, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Employment Period”).
4. Terms of Employment.
(a) Position and Duties.
(i)     During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.
(ii)    During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company Group and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company Group in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company Group.
(b)    Compensation.
(i)     Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company Group in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. Such Annual Base Salary shall be payable as earned in equal installments, no less frequently than monthly, pursuant to the Company Group’s customary payroll policies applicable to the Executive in force at the time of payment, less any required or authorized payroll deductions, and unless the Executive shall elect to defer the receipt of a portion of such Annual Base Salary in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”). During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” as utilized in this Agreement shall refer to Annual Base Salary as so increased.
(ii)    Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the target bonus amount applicable to the Executive under the Company’s Senior Executive Annual Incentive Plan or any successor plan for the year in which the Effective Date occurs (the “Target Bonus Amount”). Each such Annual Bonus shall be paid no later than March 15th of the year succeeding the year for which the Annual Bonus is earned, unless the Executive shall elect to defer receipt of such Annual Bonus in accordance with the requirements of Section 409A of the Code.
(iii)    Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company Group, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company Group for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company Group in the country in which the Executive is employed. To the extent applicable, the benefits provided to the Executive pursuant to this Section 4(b)(iii) shall be provided and paid in compliance with the relevant requirements of Section 409A of the Code.
(iv)    Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company Group (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company Group, but in no event shall such plans, practices, policies and programs provide the Executive and/or the Executive’s family with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company Group in the country in which the Executive is employed. To the extent applicable, the benefits provided to the Executive and/or the Executive’s family pursuant to this Section 4(b)(iv) shall be provided and paid in compliance with the relevant requirements of Section 409A of the Code.
(v)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company Group in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company Group in the country in which the Executive is employed. Reimbursement shall be made as soon as practicable after a request for reimbursement is received by the Company Group, but in no event later than the last day of the calendar year next following the calendar year in which such expense was incurred.
(vi)    Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company Group in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company Group in the country in which the Executive is employed. Reimbursements or payments shall be made as soon as practicable after a request for reimbursement or payments is received by the Company Group, but in no event later than the last day of the calendar year next following the calendar year in which such expense was incurred; provided that the amount of any fringe benefits to be reimbursed or paid by the Company Group in one year shall not affect any fringe benefits to be reimbursed or paid by the Company Group in any other calendar year.
(vii)    Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company Group at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company Group in the country in which the Executive is employed.
(viii)    Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company Group as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company Group in the country in which the Executive is employed.
 5. Termination of Employment. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules set forth in Section 1.409A-1(h) of the Treasury Regulations; provided, however, that for purposes of determining which entities are treated as a single “service recipient” with the Company, the phrase “at least 80 percent” shall be retained in each place it appears in Sections 1563(a)(1), (2) and (3) of the Code and Section 1.414(c)-2 of the Treasury Regulations, as permitted under Section 1.409A-1(h)(3) of the Treasury Regulations; and provided further that in the event that the Executive is absent from work due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months (an “Impairment”), where such Impairment causes the Executive to be unable to perform the duties of his position or any substantially similar position of employment, the Executive shall incur a separation from service 29 months after the date on which the Executive was first Impaired.
(a)    Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 14(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company Group shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company Group on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(b)    Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:
(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company Group (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties; or
(ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company who is a member of the Company’s executive management committee or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
(c)     Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason during the Employment Period. For purposes of this Agreement, “Good Reason” shall mean:
(i) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a), or any other action by the Company Group which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company Group promptly after receipt of notice thereof given by the Executive;
(ii) any failure by the Company Group to comply with any of the provisions of Section 4(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;
(iv) any purported termination by the Company Group of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
(v) any failure by the Company to comply with and satisfy Section 13(c).
For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.
(d)     Resignation without Good Reason. Notwithstanding anything in this Agreement to the contrary, following the Effective Date, the Executive may, voluntarily, terminate his employment without Good Reason during the Employment Period.
(e)    Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined in Section 5(f)) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(f)    Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination; and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
6.    Obligations of the Company upon Termination.
(a)     Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:
(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:
(A) the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any earned Annual Bonus in respect of the fiscal year ended immediately prior to the Date of Termination to the extent not theretofore paid, (3) the product of (x) the Target Bonus Amount and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (4) any accrued vacation pay, to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”); and
(B) the amount equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Target Bonus Amount; provided that any amount payable to the Executive pursuant to this clause (B) shall not exceed $10,000,000 (ten million dollars) (“Base and Bonus Cap”) and all rights to any amount payable under this Section 6(a)(i)(B) exceeding the Base and Bonus Cap shall be cancelled and the Executive shall have no further rights or entitlement to the amounts payable under this Section 6(a)(i)(B) that exceed the Base and Bonus Cap; and
(C) the amount equal to the product of (1) two and (2) an amount equal to the sum of the Company Group contributions to (x) the Company Group tax-favored defined contribution retirement plans applicable to the Executive and (y) the State Street Corporation Management Supplemental Savings Plan or any successor plan (the “Supplemental Savings Plan”) for the most recent full fiscal year; and
(D) under the State Street Corporation Executive Supplemental Retirement Plan as in effect immediately prior to the Effective Date (the “ESRP”), an amount equal to the value of any Company Credits and any ESRP Share Awards (in each case, as defined under the ESRP) the Executive would receive under the terms of the ESRP if the Executive’s employment had continued for two years after the Date of Termination; and
(ii) for two years after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company Group and their families in the country in which the Executive is employed on the same basis as in effect prior to the Date of Termination; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; provided further that to the extent necessary to avoid the imposition of additional taxes, penalties and interest under Section 409A of the Code, any reimbursements of expenses pursuant to this Section 6(a)(ii) shall be made on or before the last day of the calendar year next following the calendar year in which such expense was incurred. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until two years after the Date of Termination and to have retired on the last day of such period; and
(iii) the Company shall, at its sole expense as incurred, provide the Executive with reasonable outplacement services, the scope and provider of which shall be selected by the Executive in his sole discretion; provided, however, that such outplacement services shall not be provided to the Executive beyond the last day of the second calendar year following the calendar year which contains the Executive’s Date of Termination; and

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive as of the Date of Termination under any plan, program, policy or practice or contract or agreement of the Company Group (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and
(v) to the extent not theretofore vested, the Executive shall immediately vest, as of the Date of Termination, in his benefits under the plans comprising the Supplemental Savings Plan (including, without limitation, the State Street Corporation Management Supplemental Retirement Plan as in effect immediately prior to the Effective Date (the “MSRP”) and the ESRP) in which he participates on the Date of Termination.
Anything in this Agreement to the contrary notwithstanding, for purposes of calculating the amounts payable to the Executive pursuant to Section 6(a)(i)(D), the Executive shall be considered to be a Participant in the ESRP (as defined therein).
(b)     Death. If, during the Employment Period, the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations, the timely payment or provision of Other Benefits, and immediate vesting, as of the Date of Termination and to the extent not theretofore vested, of the Executive’s benefits under the plans comprising the Supplemental Savings Plan (including, without limitation, the MSRP and the ESRP) in which he participates on the Date of Termination. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company Group to the estates and beneficiaries of peer executives of the Company Group under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company Group and their beneficiaries in the country in which the Executive is employed.
(c)     Disability. If, during the Employment Period, the Executive’s employment is terminated by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for payment of Accrued Obligations, the timely payment or provision of Other Benefits, and immediate vesting, as of the Date of Termination and to the extent not theretofore vested, of the Executive’s benefits under the plans comprising the Supplemental Savings Plan (including, without limitation, the MSRP and the ESRP) in which he participates on the Date of Termination. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company Group to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company Group and their families in the country in which the Executive is employed.
(d)     For Cause; Other than for Good Reason. If, during the Employment Period, the Executive’s employment shall be terminated for Cause, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or to provide to the Executive (x) his Annual Base Salary through the Date of Termination within 30 days thereafter and (y) Other Benefits, in each case to the extent theretofore unpaid. Subject to Section 7, if, during the Employment Period, the Executive voluntarily terminates employment, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination.
7.     Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company Group and for which the Executive may qualify, nor, subject to Section 14(g), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company Group, including, without limitation, the ESRP or the MSRP; provided, however, that, following the Effective Date, the severance provisions of this Agreement shall supersede any Company severance pay plan in which the Executive may otherwise participate. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company Group at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement; provided that, for the avoidance of doubt, any such modifications made by this Agreement shall comply with, and shall be effected and implemented, in accordance with the requirements of Section 409A of the Code. Anything in the ESRP to the contrary notwithstanding, during the Employment Period: (I) Section 7.1 (Amendments) thereof shall be inapplicable to the Executive to the extent such amendment reduces the accrued benefit or contribution rate or otherwise adversely affects the right of the Executive to accrue an ESRP benefit; and (II) Section 3.6 (Forfeitures) thereof shall be inapplicable to the Executive in connection with any termination of employment (other than for Cause (as defined under this Agreement)). Anything in the MSRP to the contrary notwithstanding, the first sentence of Section 5 thereof shall be inapplicable to the Executive in connection with any termination of employment (other than for Cause (as defined under this Agreement)).
8.     Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except as required by applicable law or regulation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Furthermore, the Executive shall be entitled to receive from the Company payment in respect of all direct and indirect damages as a result of any material breach by the Company of this Agreement. From the date hereof until the 20th anniversary of the later of (i) the Date of Termination and (ii) the date of the Executive’s death, the Company agrees to pay as incurred, to the full extent permitted by law, any legal fees and/or expenses which the

Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, or breach by the Company of, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that payment of legal fees and/or expenses shall not be provided to the Executive later than the last day of the second calendar year in which the relevant fees or expenses were incurred; provided, further, that the amount of any legal fees and/or expenses paid by the Company on behalf of the Executive during a calendar year shall not affect any legal fees and/or expenses to be paid by the Company on behalf of the Executive in any other calendar year.
9.     Certain Additional Payments by the Company.
(a)     This Section 9 shall apply, in the event it shall be determined that any payment or distribution by the Company Group to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (the “Payments”) could reasonably be expected to be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”). If it shall be determined that (i) the Payments are subject to the Excise Tax, and (ii) the Parachute Value of the Payments (as defined in Section 9(b)) exceeds 110% of the Safe Harbor Amount (as defined in Section 9(b)) then the Executive shall be entitled to receive an additional payment (a “Gross‑Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross‑Up Payment, the Executive retains an amount of the Gross‑Up Payment equal to the Excise Tax imposed upon the Payments.
(b)    If it shall be determined that the Parachute Value of the Payments does not exceed 110% of the Safe Harbor Amount, then no Gross‑Up Payment shall be made to the Executive and the amount of the Payments otherwise due to, or for the benefit of, the Executive shall be reduced to the extent necessary, and in a manner intended to comply with Section 409A of the Code, to assure that the Parachute Value of the Payments, as calculated for the Payments remaining after such reduction, does not exceed the Safe Harbor Amount (a “Cutback”). To the extent any such reduction to the Executive’s Payments becomes necessary by reason of the preceding sentence; the reduction shall be applied by (x) reducing the cash payments and benefits due to the Executive under this Agreement in the following order: Section 6(a)(i)(B), Section 6(a)(i)(C), and then Section 6(a)(i)(D),or (y) an order of reduction specified by the Executive; provided, however, that the Executive’s right to specify the order of reduction of the payments or benefits shall apply only to the extent that it does not directly or indirectly alter the time or method of payment of any amount that is deferred compensation subject to Section 409A. For the purposes of this Section 9, (i) “Parachute Value of the Payments” shall mean the present value, as of the Effective Date, for purposes of Section 280G of the Code of the portion of such Payments that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm (as defined in Section 9(c)) for purposes of determining whether and to what extent the Excise Tax will apply to such Payments, and (ii) “Safe Harbor Amount” shall mean the maximum Parachute Value of the Payments that the Executive can receive without any Payments being subject to the Excise Tax.

(c)    Subject to the provisions of Section 9(d) and Section 9(f), all determinations required to be made under this Section 9, including whether and when a Gross‑Up Payment or Cutback is required and the amount of such Gross‑Up Payment or Cutback and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”); provided that such Accounting Firm shall be independent of the Executive. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another independent nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. In order to provide both the Company and the Executive with a reasonably sufficient opportunity to timely exercise their rights and undertake their obligations under Section 9(a) and Section 9(b), the Accounting Firm shall make the determinations required under this Section 9 on a preliminary basis and provide to both the Company and the Executive the detailed supporting calculations on an initial basis, as soon as reasonably practicable prior to the making of any Payment, but in no event later than 10 days prior to the Effective Date. Thereafter, the Accounting Firm shall timely make any further determinations as may be required under this Section 9 and provide to both the Company and the Executive additional detailed supporting calculations as necessary or appropriate to effectuate the provisions of this Section 9. Any Gross‑Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to, or on behalf of, the Executive within five days following the later of (i) the receipt of a Payment by the Executive and (ii) the receipt by the Company of the Accounting Firm’s determination that a Gross-Up Payment is required. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the preliminary or a subsequent determination by the Accounting Firm hereunder, it is possible (x) that Gross‑Up Payments that will not have been made by the Company should have been made (“Underpayment”) or (y) that amounts that should have been subject to a Cutback were instead paid or provided to the Executive (“Overpayment”), in each of clauses (x) and (y), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(d) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive and the Company shall indemnify the Executive for any damages, including, without limitation, excise taxes, and costs incurred by him resulting from any Overpayment.
(d)    The Executive shall notify the Company in writing of any claim by the Internal Revenue Service (the “Service”) that, if successful, would require the payment by the Company of a Gross‑Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30‑day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)give the Company any information reasonably requested by the Company relating to such claim;

(ii)take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
(iii)cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after‑tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest‑free basis and shall indemnify and hold the Executive harmless, on an after‑tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross‑Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Service or any other taxing authority.
(e)    If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(d)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross‑Up Payment required to be paid.
(f)    Notwithstanding anything in this Section 9 and Section 11(b), any Gross‑Up Payment, Underpayment, Overpayment or reimbursement by the Company or any other member of the Company Group of expenses incurred by the Executive in connection with a litigation proceeding relating to the Excise Tax, as provided for in this Section 9, shall be paid no later than the last day of the calendar year following the calendar year in which the Executive remits the related taxes and any reimbursement of the costs and expenses described in Section 9 shall be paid not later than the end of the calendar year following the year in which there is a final and nonappealable resolution of, or the taxes are remitted that are the subject of, the related claim.
10.     Confidential Information; Restriction on Solicitation of Employees and Clients. By and in consideration of the compensation and benefits provided for by the Company under this Agreement, including the severance arrangements set forth herein, the Executive agrees that:
(a)    The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company Group, and the respective businesses of the members of the Company Group and their Clients (as defined below), which shall have been obtained by the Executive during the Executive’s employment by the Company Group and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company Group, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. For the purposes of this Section 10, the term “Client” means any person or entity that is a customer or client of any member of the Company Group.
(b)     During the term of employment of the Executive and during the Nonsolicitation Period (as defined below), the Executive shall not, without the prior written consent of the Company, solicit, directly or indirectly (other than through a general solicitation of employment not specifically directed to employees of the Company or its subsidiaries), the employment of any person who within the previous 12 months was an officer of the Company or any of its subsidiaries. For purposes of this Section 10, the term “Nonsolicitation Period” means the period beginning on the date of termination of the Executive’s employment with the Company Group (the “Termination Date”) and ending on the earlier of (i) 18 months after the Termination Date and (ii) one year after the Effective Date (if any).
(c)     During the term of employment of the Executive and during the Nonsolicitation Period, the Executive shall not, without the prior consent of the Company, engage in the Solicitation of Business (as defined below) from any Client on behalf of any person or entity other than the Company and its subsidiaries. For the purposes of this Section 10(c), the term “Solicitation of Business” shall mean the attempt through direct personal contact on the part of the Executive with a Client with whom the Executive has had significant personal contact while serving in a Line-Function Capacity (as defined below) during his period of employment to induce such Client to transfer its business relationship from the Company and its subsidiaries to any other person or entity. The term “Line-Function Capacity” means service to the Company and its subsidiaries in a primary capacity other than a staff function, in which the Executive has direct and regular contact with Clients and responsibility for managing the business relationship of the Company and its subsidiaries with such Clients. During the Nonsolicitation Period, the Executive may accept employment with or enter into a business relationship with a person or entity that has or seeks to establish business relationships with one or more Clients provided that the Executive does not engage in the Solicitation of Business from such Clients and does not disclose confidential information concerning such Client and its relationship with the Company and its subsidiaries to any such person or entity.

(d)     In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
(e)     This Section 10 shall be effective from and after the date of this Agreement notwithstanding that an Effective Date has not occurred, and the restrictions and covenants set forth in this Section 10 shall be in addition to, and shall not supersede, any restrictions or covenants to which the Executive may be subject pursuant to other plans, programs or agreements with the Company.
 11.    Section 409A of the Code.
(a)     This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall not accelerate any payment or the provision of any benefits under this Agreement or to make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code.
(b)     Except as expressly provided otherwise herein, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. To the extent providing for deferral of compensation within the meaning of Section 409A of the Code, any payments or benefits to which the Executive is entitled upon a termination of employment shall be paid no earlier than the date on which the Executive incurs a “separation from service” as set forth in Section 5.
(c)     Notwithstanding anything herein to the contrary, if the Executive is a “specified employee,” for purposes of Section 409A of the Code, as determined under the Company’s established methodology for determining specified employees, on the date on which the Executive separates from service, any payment hereunder (including any provision of continued benefits) that provides for the deferral of compensation within the meaning of Section 409A of the Code (the “Delayed Payment Amounts”) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive’s Date of Termination; provided, however, that payment of the Delayed Payment Amounts shall commence within 30 days of the Executive’s death in the event of his death prior to the end of the six-month period. The Delayed Payment Amounts shall earn interest at the prime rate published in The Wall Street Journal on the Date of Termination until the date that payment of such amounts to the Executive or his legal representatives is completed pursuant to the terms of this Agreement.
12.     Statement of Benefits. Immediately prior to the Effective Date, the Company shall provide in writing to the Executive a reasonable, good faith estimate of the payments and benefits to which the Executive would be entitled in the event of a termination of his employment pursuant to Section 6(a), assuming that the Effective Date is the Date of Termination.
13.     Successors.

(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)     This Agreement may not be assigned by the Company, other than to a member of the Company Group, without the written consent of the Executive, and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. In the event that the Company obtains the express assumption and agreement to perform this Agreement as contemplated by the preceding sentence, the Executive agrees that his execution of this Agreement shall serve as his written consent in such circumstance. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
14. Miscellaneous.
(a)     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)    All notices and other communications hereunder shall be in writing and shall be given to the other party by hand delivery, by electronic email, or by private overnight delivery, in each case with proof of receipt, addressed as follows:
If to the Executive, at the most recent address in the records of the Company Group.
If to the Company:
State Street Corporation
State Street Financial Center
One Lincoln Street
Boston, MA 02111-2900
Attention: Global Total Rewards
or to such other address as either party shall have furnished to the other in writing in accordance herewith. For purposes of this Agreement, notice and communications shall be effective (i) on the date of delivery, with respect to hand delivery, or (ii) when posted with respect to email or private overnight delivery, except with respect to a Notice of Termination, which shall be effective when actually received by the addressee, with respect to any form of delivery.
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement, and section, paragraph and subparagraph references in this Agreement, unless otherwise specified, refer to the applicable section, paragraph or subparagraph of this Agreement. In addition, for the purposes of this Agreement, references to statutes and regulations shall be deemed to include any amended, modified or successor statutes or regulations.
(e)     The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation and all other authorized deductions.
(f)    The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i) - (v), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(g)    The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and any member of the Company Group, the employment of the Executive by the Company Group is “at will” and, subject to Section 1(a), prior to the Effective Date, the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement.
(h)    This Agreement sets forth all of the promises, agreements, conditions and understandings between the parties hereto respecting the subject matter hereof and supersedes all prior negotiations, conversations, discussions, correspondence, memoranda and agreements between the parties concerning such subject matter. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.
(i)     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. For purposes of this Agreement, facsimile signatures shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible following execution of this Agreement.
The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.
IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s. Michael W. Bell
Michael W. Bell

Date:	June 21, 2013

STATE STREET CORPORATION

By:	/s/ Todd Gershkowitz
Todd Gershkowitz
Senior Vice President
Head of Global Total Rewards